Exhibit 10.39

FORM OF U.S. EXECUTIVE EMPLOYMENT AGREEMENT
AGREEMENT, dated as of _____________, but effective and binding on the parties as of the Effective Date (as defined in Section 3) (the “Agreement”), by and among Aleris International, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), for purposes of Sections 2(c), 10, 11(i)(ii) and 11(i)(iii) only, Aleris Corporation, a Delaware corporation (together with its successors and assigns, the “Parent”), and ______________ (the “Executive”).
WHEREAS, the Company desires to continue to employ the Executive, on the terms and conditions set forth herein.
WHEREAS, the Executive desires to accept such continued employment with the Company, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Executive and the Company (the “Parties”) agree as follows:
1.Employment, Duties and Agreements.
(a)    Employment Duties. The Company hereby agrees to continue to employ the Executive as its ________________________, and the Executive hereby agrees to continue to be employed in such position and agrees to serve the Company in such capacity during the employment period fixed by Section 3 hereof (the “Employment Period”) upon the terms and conditions set out in this Agreement. The Executive shall report directly to the Chief Executive Officer of the Company and shall have such duties and responsibilities as are consistent with the Executive’s position and as may be assigned by the Chief Executive Officer from time to time. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions and all applicable policies and rules of the Company or any subsidiary of the Company to which the Executive provides services.
(b)    Full Time Service and Other Activities. During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. During the Employment Period, the Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company). It shall not, however, be a violation of the foregoing provisions of this Section 1(b) for the Executive to (i)  subject to the approval of the Board of Directors of the Company (the “Board”), serve as an officer or director or otherwise participate in non-profit, educational, welfare, social, religious and civic organization or (ii) manage his personal, financial and legal affairs, so long as any such activities in (i), or (ii) do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.
(c)    Location. In connection with the Executive’s employment by the Company under this Agreement, the Executive shall be based at the principal executive offices of the Company, currently located in Beachwood, Ohio, except for such travel as the performance of the Executive’s duties in the business of the Company may require.
2.    Compensation.
(a)    Base Salary. As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of ____________ per annum, (the “Base Salary”). During the Employment Period, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event shall the Company pay the Executive a Base Salary less than that set forth above unless such reduction is part of, and consistent with, a cost cutting measure affecting senior management of the Company generally.
(b)    Annual Bonus. In addition to the Base Salary, for each calendar year that ends during the Employment Period, the Executive shall be eligible to receive an annual performance-based bonus award payment (the “Annual Bonus”) determined in accordance with the terms and conditions set forth in the Company’s annual bonus plan for that year, with a target Annual Bonus of __% of Base Salary (“Target Bonus”), up to a maximum of __% of Base Salary. The Target Bonus percentage shall be reviewed at least annually by the Board and is subject to adjustment at the discretion of the Board, but may in no event be less than __% of Base Salary. The Executive shall be paid Annual Bonus amounts, if any, in cash at the same time as the other senior executives of the Company are paid corresponding annual performance bonus amounts, but in no event later than two and one-half (2-1/2) months following the calendar year with respect to which the Annual Bonus is earned, provided that he is employed hereunder as of the date such amount is paid, or due to be paid, except as otherwise provided in Section 5 below. If at any time during the Employment Period, the Board decides to continue, or implement, a bonus program that operates on a quarterly, rather than an annual basis, such quarterly bonus program will be administered in a manner consistent with the terms of this Section 2(b). Notwithstanding anything to the contrary contained herein and without limiting any other rights and remedies of the Company, if the Executive has engaged in fraud or other misconduct that contributes to any adverse financial restatements or material loss, the Company may require repayment by the Executive of any Annual Bonus that has already been paid, but only to the extent that the original payment exceeded the lower amount that would have been paid as such Annual Bonus based on results that reflected such restated financials and/or material loss.
(c)    [Intentionally omitted.]

(d)    Benefits and Perquisites. During the Employment Period, except as provided in the last sentence of this Section 2(d), the Executive shall be entitled to participate in all employee benefit plans, practices, policies, programs and arrangements of the Company, and in all perquisites and other fringe benefits, which are from time to time made available by the Company to its senior executives generally (collectively, “Benefit Arrangements”), on the terms and conditions of the applicable Benefit Arrangement; and the perquisites in effect at the Effective Date shall continue unless and until changed by the Board; provided, however, that nothing contained herein shall in any way interfere with the Company’s right to terminate, modify or amend any Benefit Arrangement (including perquisites) in accordance with its terms. For the avoidance of doubt, the Executive shall not be eligible to participate during the Employment Period in any plan, practice, policy, program or arrangement that provides benefits in the nature of severance or continuation pay, and shall not be entitled to any severance pay, upon termination of his employment under this Agreement, other than as set forth in this Agreement.
(e)    Vacation. The Executive shall be entitled to vacation time during the Employment Period on no less favorable a basis than applied to him immediately prior to the Effective Date.
(f)    Reimbursement. The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures in force as of the Effective Date or as such policies and procedures may be modified with respect to all senior executive officers of the Company.
3.    Employment Period. The Employment Period shall commence on and be effective as of _____________ (such date, the “Effective Date”) and shall terminate on the third anniversary of the Effective Date, provided that on the third anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for an additional one-year period unless either (i) the Executive provides the Company with a Notice of Termination in accordance with Section 4(a) at least sixty (60) days before any such anniversary (as of any date of determination, the anniversary date on which the Employment Period is then scheduled to expire shall be referred to herein as the “Scheduled Termination Date”) or (ii) the Company provides the Executive with a Notice of Termination in accordance with Section 4(a) at least six (6) months before the Scheduled Termination Date. Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated prior to the Scheduled Termination Date upon the earliest to occur of any one of the following events (in which case the Employment Period shall terminate as of the applicable Date of Termination (as defined below)):
(a)    Death. The Executive’s employment hereunder shall terminate upon his death.
(b)    Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) has become eligible to receive long-term disability benefits under the Company’s long-term disability plan applicable to the Executive, or (ii) if no such long-term disability plan is applicable to the Executive, the Executive has been unable to perform his duties hereunder for a period of ninety (90) consecutive days or a period of ninety (90) days in any one hundred eighty (180) day period.
(c)    Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by the Executive of this Agreement; (ii) other than as a result of physical or mental illness or injury, continued failure of the Executive to perform substantially the Executive’s duties hereunder; (iii) gross negligence by the Executive, or willful misconduct by the Executive (including willful violation of written rules, regulations, procedures or instructions relating to the conduct of employees of the Company generally), which in either case causes (or should reasonably be expected to cause) material harm to the Company or the Parent (including indirectly through their subsidiaries); (iv) material failure by the Executive to use his best reasonable efforts to follow lawful instructions of the Board or the Executive’s direct supervisor; or (v) the Executive is indicted for, or pleads nolo contendere to, a felony involving moral turpitude or other serious crime involving moral turpitude. In the case of clauses (i), (ii), (iii) and (iv) above, the Company shall provide notice to the Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder, and provide the Executive with thirty (30) days after delivery of such notice to cure such purported Cause before termination of the Executive’s employment hereunder for Cause. For avoidance of doubt, placing the Executive on paid leave for up to 60 days during which the Company continues to provide the Executive with the Base Salary and other compensation and benefits required under Section 2 of this Agreement, pending the Board’s determination of whether there is a basis to terminate the Executive for Cause, will not by itself constitute a termination of the Executive’s employment hereunder or provide the Executive with Good Reason to resign his employment until after such 60 day period has elapsed without reinstatement or delivery of a Notice of Termination by the Company (it being understood that such 60 day leave period shall be deemed to coincide with the 60 day Company cure period set forth in Section 3(e) of this Agreement). If, subsequent to the Executive’s termination of employment hereunder for other than Cause, or subsequent to the Company providing notice of non-renewal subject to Section 3(a), it is determined in good faith by the Board that the Executive’s employment could have been terminated for Cause pursuant to clause (v) of this Section 3(c), the Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
(d)    Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.
(e)    Voluntarily. The Executive may voluntarily terminate his employment hereunder, with or without Good Reason, provided that in the case of a termination without a claim of Good Reason the Executive provides the Company with notice of his intent to terminate his employment at least sixty (60) days in advance of the Date of Termination (as defined in Section 4(b) below), and that in the case of a termination by the Executive with a claim of Good Reason, the Executive complies with all requirements set forth in the following sentence. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without the Executive’s prior written consent: (i) a material reduction in the Executive’s Base Salary or Annual Bonus opportunity, unless such reduction is part of, and consistent with, a cost cutting measure affecting senior management generally; (ii) a material diminution in the Executive’s position, duties, responsibilities or reporting relationships; (iii) a material breach by the Company or the Parent of any material economic obligation under this Agreement or under any equity award agreements between Parent and the Executive; or (iv) a change of the Executive’s principal place of employment to a location more than seventy-five (75) miles from such principal place of employment as of the Effective Date; provided that Good Reason shall not exist unless (x) the Executive first provides written notice to the Company indicating in reasonable detail the events or circumstances believed by the Executive to constitute Good Reason within sixty (60) days of the occurrence of such events or circumstances (or, in the case of clause (ii), within sixty (60) days of the Executive’s actual or constructive knowledge of such events or circumstances), (y) the Company shall have failed to cure such events and circumstances within sixty (60) days after such notice is given, and (z) the Executive terminates his employment on at least ten (10) days notice within one hundred and thirty (130) days of the occurrence of such events or circumstances (or, in the case of clause (ii), within one hundred and thirty (130) days of the Executive’s actual or constructive knowledge thereof). At any time after the Executive provides notice to the Company expressing his belief that events or circumstances giving rise to Good Reason have occurred, the Company may direct that the Executive provide services from his residence and not on the Company’s premises, or may direct the Executive to perform no services at all, in each case for a period no longer than 60 days, provided that the Company shall continue to provide the Executive with the Base Salary and other compensation and benefits required under Section 2 of this Agreement.
4.    Termination Procedure.
(a)    Notice of Termination. Any termination of the Executive’s employment hereunder by either Party (other than a termination on account of the death of the Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a).
(b)    Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 3(b) or 3(c), the date the Executive receives Notice of Termination from the Company; (iii) if the Executive voluntarily terminates his employment without a claim of Good Reason, the date specified in the notice given pursuant to Section 3(e), which shall not be less than sixty (60) days after the Notice of Termination; (iv) if the Executive voluntarily terminates his employment with a claim of Good Reason, on the date selected by the Executive in accordance with Section 3(e) above; (v) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination.
5.    Termination Payments.
(a)    Without Cause or for Good Reason.
(i)    Subject to Section 5(f) of this Agreement, in the event that the Company terminates the Executive’s employment hereunder not for Cause, or the Executive terminates his employment hereunder with Good Reason, in each case prior to the Scheduled Termination Date, the Executive shall be entitled to:
(A)    any earned but unpaid Base Salary, any unused vacation if required by law, any unreimbursed expenses through the Date of Termination, and any amount or benefit then or thereafter due (after taking into account the effects of such termination) under the then-applicable terms of any applicable plan, program, agreement or benefit of the Company or its affiliates (e.g., equity awards, 401(k) accounts, unreimbursed medical benefits, indemnification rights, etc.) (the “Accrued Benefits”);
(B)    to the extent not yet fully paid, any earned Annual Bonus for the last immediately prior calendar year during the Employment Period whether or not such Annual Bonus has yet become due for payment (the “Prior Year Bonus”);
(C)    a cash payment (the “Severance Payment”) equal to ______________ times the sum of (i) the Base Salary and (ii) the average of the Executive’s earned Annual Bonuses (whether or not actually paid) for the two (2) most recent calendar years ended prior to the Date of Termination;
(D)    subject to Section 11(m), continuation of all medical benefits for ____________________ following the Date of Termination for the Executive and his eligible dependents that are substantially similar to those then provided to senior executive officers of the Company generally (“Welfare Benefit Continuation”), it being understood that the Company may provide the portion of such coverage that can be obtained by the Executive pursuant to his rights under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) by paying the excess of the Executive’s applicable COBRA premiums, over the premiums the Executive would have been required to pay for such portion of such coverage if his employment hereunder had continued.
(ii)    The Accrued Benefits shall be paid/provided following the Date of Termination in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law. The Prior Year Bonus, if any, shall be paid in cash when annual bonus amounts are paid to other senior executives of the Company generally but in no event later than two and one-half (2-1/2) months following the calendar year with respect to which such Prior Year Bonus was earned. The Severance

Payment shall be paid in cash in substantially equal installments over eighteen (18) months following the Date of Termination, consistent with the Company’s payroll practices, with any installment due to be paid prior to the date that the condition described in Section 5(f)(i) has been satisfied being accumulated and paid within fifteen (15) days after such condition is satisfied, and with the last installment being paid no later than the ___________ anniversary of the Date of Termination, provided, however, that if the Company’s payroll practices change after the Executive has begun to receive payments under this Section 5(a), the Executive shall continue to receive payments in accordance with the schedule in effect at the time that the Executive began to receive payments under this Section 5(a).
(b)    Cause or Voluntary Resignation Other than for Good Reason. If the Executive’s employment hereunder is terminated by the Company for Cause or voluntarily by the Executive other than (x) for Good Reason or (y) in a termination to which Section 5(e) applies, the Company shall pay/provide the Executive the Accrued Benefits following the Date of Termination in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law, and, other than with respect to the Accrued Benefits, the Company will have no further obligations to the Executive hereunder.
(c)    Death or Disability. If the Executive’s employment hereunder is terminated on or prior to the Scheduled Termination Date as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be: (i) the Accrued Benefits, to be paid/provided following the Date of Termination in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law; (ii) the Prior Year Bonus (to the extent not yet fully paid), to be paid in cash when annual bonus amounts are paid to other senior executives of the Company generally but in no event later than two and one-half (2-1/2) months following the calendar year with respect to which such Prior Year Bonus was earned; and (iii) a pro-rata Annual Bonus (“Pro-Rata Bonus”), determined by multiplying the Executive’s Target Bonus as of the Date of Termination (disregarding, for the purpose of determining the Target Bonus, any reduction in Base Salary occurring on or after the Effective Date) by a fraction, the numerator of which the number of days the Executive was employed with the Company during the calendar year in which his employment hereunder terminates and the denominator of which is 365 (the “Pro-Ration Fraction”), to be paid in cash within thirty (30) days after the Date of Termination; provided, however, that to the extent necessary to preserve the Company’s tax deduction of the Annual Bonus under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Parties agree to negotiate in good faith to make adjustments to the method of determining the Pro-Rata Bonus.
(d)    Non-Renewal by the Company. If the Company elects, pursuant to the first sentence of Section 3 of this Agreement, not to extend the Employment Period and the Executive’s employment hereunder ends on the Scheduled Termination Date, then subject to Section 5(f) hereof, the Executive shall be entitled to receive: (i) the Accrued Benefits, to be paid/provided in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law; (ii) a cash payment (the “Non-

Renewal Payment”) equal to the sum of the Base Salary as of the Scheduled Termination Date (disregarding, for this purpose, any reduction in the Base Salary that occurred after the Effective Date) and the average of the Executive’s earned Annual Bonuses for the two (2) calendar years ended immediately prior to the Scheduled Termination Date, to be paid in substantially equal installments consistent with the Company’s payroll practices over the 12 months following the Scheduled Termination Date, with any installment due to be paid prior to the date that the condition described in Section 5(e)(i) has been satisfied being accumulated and paid within fifteen (15) days after such condition is satisfied, and with the last installment being paid on or before the first anniversary of the Scheduled Termination Date, provided, however, that if the Company’s payroll practices change after the Executive has begun to receive payments under this Section 5(d), the Executive shall continue to receive payments in accordance with the schedule in effect at the time that the Executive began to receive payments under this Section 5(d); and (iii)  Welfare Benefits Continuation for the twelve (12) month period following the Scheduled Date of Termination.
(e)    Non-Renewal by the Executive. If the Executive elects, pursuant to the first sentence of Section 3 of this Agreement, not to extend the Employment Period, and the Executive’s employment hereunder ends on the Scheduled Termination Date, then, subject to Section 5(f) hereof, the Executive shall be entitled to receive (i) the Accrued Benefits, to be paid/provided in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law, and (ii) a cash amount equal to (A) the annual bonus that the Executive would have received for such year under Section 2(b) above if he had remained employed hereunder indefinitely, determined under the Company’s annual bonus plan for such year and based on the extent to which objective performance goals were actually achieved, with any subjective and personal performance goals all deemed achieved at target, and with no negative, or positive, discretion exercised in determining the size of the annual bonus, multiplied by (B) the Pro-Ration Fraction, such amount to be paid at the time the annual bonus of such year would have been due to be paid under Section 2(b) above if the Executive had remained employed hereunder indefinitely.
(f)    Conditions Precedent. The payments and benefits provided under Sections 5(a), 5(d) and 5(e) of this Agreement (other than the Accrued Benefits) are subject to and conditioned upon (i) the Executive having provided, within thirty (30) days after the Date of Termination (or such greater period as required by law), an irrevocable waiver and general release of claims in the form attached hereto as Exhibit A (as such form may be revised by the Company to comply with changes in law) that has become effective in accordance with its terms and (ii) satisfying the requirements of Section 11(l)(ii) of this Agreement. The Executive shall, upon request by the Company, be required to repay to the Company (net of any taxes paid by the Executive or the Company on such payments), and the Company shall have no further obligation to pay, the Severance Payment, the Non-Renewal Payment, or the cash payment described in clause (ii) of Section 5(e), as applicable, in the event the Executive materially breaches, at any time prior to eighteen (18) months after the Date of Termination, his obligations under Sections 7 or 8 hereof; provided, however, that, except in cases of willful misconduct, the Executive shall first be provided a fifteen (15) day cure period to cease, and to cure, such breach.
(g)    No Mitigation; No Offset. The Executive shall be under no obligation to seek other employment after the Date of Termination, and there shall be no offset against amounts or benefits due to him under this Agreement or otherwise on account of any remuneration or benefits provided by any subsequent employer.
(h)    As of the Termination Date, the Executive’s employment with the Company, the Parent, and all of their affiliates shall terminate, and the Executive shall be deemed to have resigned, effective immediately, from all directorships and other positions he held at any of the foregoing entities.
6.    Legal Fees; Indemnification; Directors’ & Officers’ Liability Insurance.
(a)    Legal Fees. In the event of any contest or dispute between the Parties or between the Executive and the Parent, each of the Parties shall be responsible for its or his respective legal fees and expenses; provided that, if the Executive prevails on any material issue in any action in which the Executive’s rights or obligations under this Agreement or under any equity award agreements between Parent and the Executive are at issue, the Company shall reimburse the Executive for all reasonable legal fees and expenses incurred by him in connection with such action. For purposes of the preceding sentence, reasonable legal fees shall not include any legal fees awarded on a contingency basis to the extent such fees would exceed a reasonable fee based on the hours actually expended by such legal counsel multiplied by the counsel’s normal hourly billing rate.
(b)    Indemnification. The Executive will be entitled to indemnification, and prompt advancement of fees, costs and expenses, on the same terms as indemnification and advancement is made available to other senior executives of the Company, whether through the Company’s bylaws or otherwise.
(c)    D&O Coverage. During the Employment Period and for __________ thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be altered from time to time for such directors and officers.
7.    Non-Solicitation. During the Employment Period (except as reasonably necessary and appropriate in connection with carrying out his duties hereunder) and for _________________ thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or its affiliates), or attempt to induce any such employee to leave the employ of the Company or its affiliates, or solicit, hire or engage on behalf of himself or any other Person (as defined below) any employee of the Company or anyone who was employed by the Company during the six-month period preceding such hiring or engagement.

8.    Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.
(a)    Confidentiality. The Executive hereby agrees that, during the Employment Period (except as reasonably necessary and appropriate in connection with carrying out his duties hereunder) and thereafter, he will hold in strict confidence any Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all confidential or proprietary information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets. Nothing in this Agreement or elsewhere shall prohibit, or otherwise restrict, the Executive from making truthful statements and disclosing documents and information: (i) when required to comply with applicable federal, state or local laws, pursuant to any subpoena or other written or oral request by any court or governmental authority, provided, that the Executive (a) notify the Company in writing and provide a copy to the Company of such subpoena or other request if in writing, and/or disclose the nature of the request for information if oral, within two (2) business days from the Executive’s actual notice of the service of such subpoena or other request, (b) consult with and assist the Company (at the Company’s reasonable request and sole expense) in seeking a protective order or request for other appropriate relief from disclosure, and (c) in the event that such protective order or other relief is not obtained, shall disclose only that portion of the Confidential Information which, based on the written advice of the legal counsel selected by the Executive and paid for by the Company, is legally required to be disclosed; (ii) in confidence to an attorney or other licensed tax and/or professional advisor, subject, in each case, to that individual being informed of this confidentiality obligation and agreeing to keep such information confidential, for the sole purpose of securing professional advice; or (iii) in good faith during the course of any proceeding under Section 11(i)(ii) of this Agreement.
(b)    Non-Competition. The Executive and the Company agree that the Parent and/or the Company would likely suffer significant harm from the Executive’s competing with the Company or the Parent (including for this purpose their subsidiaries) during the Employment Period and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of _______ following the Date of Termination, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person competitive with, or otherwise perform services relating to, the business of the Company (including for this purpose the businesses of its Parent and of the Parent’s subsidiaries) at the time of the termination (the “Business”) (whether or not for compensation). For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof that is engaged in the Business, or otherwise competes with the Company or its affiliates, anywhere in which the Company or its affiliates engage in or intend to engage in the Business or where the Company or its affiliates’ customers are located.

(c)    Return of Company Documents. The Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession. Subject only to the Executive’s duty to hold in strict confidence all Confidential Information of the Company and its affiliates and his other obligations under this Agreement, the Executive shall be permitted to retain and use his rolodex (and electronic equivalents); documents and data relating to his personal entitlements and obligations; and any other items that the Company approves.
(d)    Non-Disparagement. The Executive hereby agrees not to defame or disparage the Company, its affiliates and their respective officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company and its affiliates, upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives.
9.    Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Company and its affiliates in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that the Executive breaches any such restrictive covenant, the Company or any of its affiliates shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond). If the Company or one of its affiliates shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company or such affiliate has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to seek any other relief to which it may be entitled.
10.    280G Tax Treatment. If, after the Effective Date, it shall be determined that any payment or benefit (including, without limitation, the issuance of common shares, and the granting, vesting, exercising or termination of stock options, restricted stock units or other equity awards) to or for the benefit of the Executive under this Agreement or any other plan, program, agreement or arrangement of the Company, the Parent, or any of their affiliates would be subject to the excise tax, and loss of tax deduction, under Sections 280G and 4999 of the Code, to the extent such relief is available, upon written request by the Executive and his waiver of any right to payment or such benefit, the Company and the Parent shall use their best reasonable efforts to secure approval of such payment or benefit in a shareholder vote in a manner intended to comply with the rules and regulations promulgated under Section 280G(b)(5) of the Code.

11.    Miscellaneous.
(a)    Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:
Aleris International, Inc.
25825 Science Park Drive, Suite 400
Beachwood, Ohio 44122
Attention: Steven J. Demetriou
If to the Parent:
To the address set forth in the equity award agreements for the Parent
If to the Executive:
During the Employment Period, to his principal office at the Company, and after the Employment Period to his principal residence as listed in the records of the Company or to such other address as any Party may designate by notice to the others.
(b)    Entire Agreement. This Agreement, including its exhibits and schedules, shall constitute the entire agreement and understanding among the Parties hereto with respect to the Executive’s employment hereunder and supersedes and is in full substitution for any and all prior understandings or agreements (whether written or oral) with respect to the Executive’s employment. For the avoidance of doubt, nothing in this Section 11(b) shall be read to affect the Executive’s rights to the Accrued Benefits determined as of the Effective Date. The Company represents and warrants that it has obtained the approval of any person or body whose approval is necessary as of the Effective Date to carry out the terms of this Agreement. In the event of any conflict between the provisions of this Agreement (including its Exhibits and Schedules) and the provisions of any other document, the provisions of this Agreement shall control unless the Parties otherwise agree in a signed writing that specifically identifies the provisions of this Agreement whose control is being waived.
(c)    Amendment; No Waiver. This Agreement may be amended only by an instrument in writing signed by the Parties that specifically identifies the provisions being amended, and the application of any provision hereof may be waived only by an instrument in writing that specifically identifies the provision whose application is being waived and that is signed by the person against whom or which enforcement of such waiver is sought. The failure of any Party at any time to insist upon strict adherence to any provision hereof shall in no way affect the full right to insist upon strict adherence at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement. No failure or delay by either Party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(d)    No Construction Against Drafter. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both Parties and not in favor or against either Party.
(e)    Assignment. This Agreement is binding on and is for the benefit of the Parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. This Agreement is personal to the Executive. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive, without the prior written consent of the Company or except by will or the laws of descent and distribution, and any purported assignment in violation of this Section 11(e) shall be void.
(f)    Assumption of Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.
(g)    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party; provided, however, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 7 or 8 (whether in whole or in part) is void or constitutes an unreasonable restriction against the Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(h)    Tax Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
(i)    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Service of Process.
(i)    This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.
(ii)    Except as otherwise specifically provided herein, the Parties and the Parent each hereby irrevocably submits to the exclusive jurisdiction of any court of the United States located in the State of Delaware or in a State Court in Delaware over any dispute between them that arises out of or relates to this Agreement, the Executive’s employment with the Company, or any termination of such employment. Except as otherwise specifically provided in this Agreement, the Parties and the Parent undertake not to commence any suit, action or proceeding based on any dispute between them that arises out of or relates to this Agreement, the Executive's employment with the Company, or any termination of such employment in a forum other than a forum described in this Section 11(i)(ii); provided, however, that nothing herein shall preclude either Party or the Parent from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 11(i) or enforcing any judgment obtained by the Company. The agreement of the Parties and the Parent to the forum described in this Section 11(i)(ii) is independent of the law that may be applied in any suit, action, or proceeding, and the Parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The Parties and the Parent waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 11(i)(ii), and the Parties and the Parent agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The Parties and the Parent agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 11(i)(ii) shall be conclusive and binding upon the Parties and the Parent and may be enforced in any other jurisdiction.

(iii)    THE PARTIES AND THE PARENT EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.
(j)    Each of the Parties and the Parent hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the Parties and the Parent hereto irrevocably and unconditionally agrees (i) that service of process may be made on such Party or the Parent by mailing copies of such process to such Party or the Parent at such Party’s or the Parent’s address as specified in Section 11(a) and (ii) that service made pursuant to clause (i) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such Party or the Parent personally within the State of Delaware.
(k)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile (including by “pdf”) shall be deemed effective for all purposes.
(l)    Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
(m)    Section 409A.
(i)    It is the intention of the Parties that this Agreement comply with the requirements of Section 409A of the Code, and this Agreement will be interpreted in a manner intended to comply with Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Section 409A of the Code or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv) of the Code. The Parties agree to negotiate in good faith to make amendments to this Agreement as the Parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. To the extent that reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treasury Regulations Section 1.409A-3(i)(1)(iv). Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with payments and benefits provided in accordance with the terms of this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(ii)    Notwithstanding anything in this Agreement or elsewhere to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and the Executive is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A of the Code shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A of the Code, each of the payments that may be made under Sections 5(a) and 5(d) are designated as separate payments for purposes of Treasury Regulations Section 1.409A-1(b)(4)(i)(F), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(B).
(iii)    For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A of the Code, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. The Executive shall have no duties or obligations after the Date of Termination that are inconsistent with his having a “separation of service” as of the Date of Termination for purposes of Section 409A of the Code.
(iv)    Executive’s right to any deferred compensation, as defined under Section 409A of the Code, shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A of the Code.
(n)    Definition of Initial Investors. The terms “Initial Investors” and “Initial Investors and their affiliates” as used in the Aleris Corporation (f/k/a Aleris Holding Company) 2010 Equity Incentive Plan (the “Plan”) and in all equity awards heretofore and hereafter granted to Executive under the Plan, including, without limitation, as applied to the “Change of Control” definition under the Plan and as used in this Agreement, is hereby modified, without any further action required by any party, so that such terms are understood to include only Oaktree Capital Management, L.P. and its Affiliates and to exclude Apollo Management VII, L.P. and its Affiliates.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
EXECUTIVE

Name:
ALERIS INTERNATIONAL, INC.

Name:
Title:

ACCEPTED AND AGREED as to Sections 2(c), 10, 11(i)(ii) and 11(i)(iii) only on this ____ day of __________, _________.
ALERIS CORPORATION

By:	________________________________ Name: Title:

Exhibit A
RELEASE OF CLAIMS
1.    Release of Claims
In partial consideration of the payments and benefits described in Section [5(a)] [5(d)] [and 5(e)] of the Employment Agreement dated as of ___________, between Aleris International, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and the undersigned (“Executive”), to which Executive agrees that Executive is not entitled until and unless Executive executes this Release and it becomes effective in accordance with the terms hereof, Executive, for and on behalf of himself and his heirs, successors and assigns, subject to the last two sentences of this Section 1, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders, parents, subsidiaries, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns, (collectively, the “Releasees”) by reason of acts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising out of Executive’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. Executive further agrees that this Agreement may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by Executive, Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, Executive acknowledges that Executive intends to waive and release any rights known or unknown that Executive may have against the Releasees under these and any other laws; provided that Executive does not waive or release claims with respect to (i) any rights that arise under, or are preserved by, Section 5 of the Employment Agreement, (ii) any rights against any Releasee (other than the Company, the Parent, and their affiliates) that do not arise out of, or relate to, the Executive’s employment with the Company, his service for the Company and the Parent, or the termination thereof, (iii) any claims which may not be released as a matter of law, or (iv) rights asserted as counter-claims (collectively, the “Unreleased Claims”).
2.    Proceedings
Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”) that he has not disclosed to the Company, and that he will use his best reasonable efforts to discontinue any such Proceeding. Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges and agrees that Executive will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 or 2 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or Proceeding conducted by the EEOC.
3.    Time to Consider
Executive acknowledges that Executive has been advised that he has [twenty-one (21)] [forty-five (45)] days from the date of receipt of this Release to consider all the provisions of this Release, and, if Executive chooses to sign this Release earlier, Executive does hereby knowingly and voluntarily waive said given [twenty-one (21)] [forty-five (45)] day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
4.    Revocation
Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including,

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without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section [5(a)] [5(d)] [and 5(e)] of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period, consistent with the terms of the Employment Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any provision of this Release.
5.    No Admission
This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.
6.    General Provisions
A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.
7.    Governing Law
The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Delaware without giving effect to conflict of laws principles.
IN WITNESS WHEREOF, Executive has hereunto set his hand as of the day and year set forth opposite his signature below.

________________________        __________________________
DATE

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